EXHIBIT 11


                      FIRST KEYSTONE CORPORATION
               COMPUTATION OF EARNINGS PER COMMON SHARE

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                        Quarter Ended March 31,


(Dollars in Thousands)

                                                1999          1998
Primary
  Net Income                                 $          1,223       $           1,141
    Shares
     Weighted average number of
      common shares outstanding                     2,891,129               2,933,727
     Adjustments - increases or
      decreases                                          None                    None
     Weighted average number of
      common shares outstanding
      as adjusted                                   2,891,129               2,933,727

     Primary earnings per common
      share                                  $            .42    $           .39


  Assuming full dilution
    Net Income                               $          1,223       $           1,141
    Shares
      Weighted average number of
       common shares outstanding                    2,891,129               2,933,727
      Adjustments - increases or
       decreases                                         None                    None
      Weighted average number of
       common shares outstanding
       as adjusted                                  2,891,129               2,933,727

     Earnings per common share
       assuming full dilution                $            .42    $           .39
           assuming full dilution





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